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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of Wyndham International, Inc., (No. 333-85029) of our report dated February 11, 1998, except for Note 21, as to which the date is March 1, 1998, and Note 3, as to which the date is March 30, 1998, on our audit of the consolidated financial statements of Interstate Hotels Company, as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998.

                                          /s/ PriceWaterhouseCoopers LLP

Pittsburgh, Pennsylvania

November 5, 1999